Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 21, 2008, relating to the consolidated financial statements and financial statement schedules of PG&E Corporation and Pacific Gas and Electric Company (which reports express an unqualified opinion and includes an explanatory paragraph relating to in January 2007 the adoption of a new interpretation of accounting standards for uncertainty in income taxes and in 2006 the adoption of a new accounting standards for defined benefit pensions and other postretirement plans and share-based payments) and the effectiveness of internal control over financial reporting incorporated by reference in the Annual Report on Form 10-K of PG&E Corporation and Pacific Gas and Electric Company for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
February 21, 2008
San Francisco, California